Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
October 26, 2006
Concord, NC
Contact:
Jim Hausman
704.722.2410
Ron Marino
704.722.2212
CT Communications Increases Dividend and Announces Third Quarter 2006 Results
Announcement Highlights
•	20% increase in quarterly common stock dividend to $0.12 per share
•	Net income increased 8.1% to $5.1 million vs. year ago quarter
•	DSL subscribers increased 37% vs. year ago quarter
•	Internet Services operating margin increased to 30%
•	Operating revenue and income up 3.7% and 5.1% year-to-date, respectively, vs. same period last year
CT Communications, Inc. (NASDAQ: CTCI) announced a 20% increase in its regular quarterly common stock dividend to $0.12 per share. The new dividend is payable on December 15, 2006, to all shareholders of record at the close of business on December 1, 2006, and represents the third increase in dividends in the past twenty-four months.
Third Quarter 2006 Consolidated Results
Consolidated operating revenue for the quarter ended September 30, 2006 increased to $45.0 million compared to $44.9 million reported in the third quarter of 2005. Customer recurring revenue increased $0.9 million, or 3.4% from the third quarter of 2005, but was offset by a reduction in telephone system sales. The third quarter of last year included a record $2.1 million in telephone system sales, or $0.9 million higher than the $1.2 million recorded in the third quarter of 2006. The growth in customer recurring revenue was driven by a 37% increase in DSL customers, a 14% increase in Greenfield access lines and an 8% increase in Wireless subscribers.
During the third quarter of 2006, cable company telephone service was introduced in the ILEC service area. In addition, the Company disconnected 384 access lines related to certain transport efficiency initiatives in the Company’s Internet and Data business. After adjustment for the Internet and Data business lines, ILEC net line losses increased by 328 lines compared to the same quarter last year.
Operating expense in the third quarter of 2006 increased 1.3% to $38.4 million from $37.9 million in the third quarter of 2005. The increase in operating expense was primarily due to a $0.4 million increase in selling expense driven by an increase in marketing expense associated with the entrance of cable telephone competition in the Company’s ILEC service territory, as well as commissions related to our Wireless renewal and retention programs. Although operating income decreased 6.1% to $6.6 million in the third quarter of 2006, operating margin improved sequentially from the second quarter of 2006 to 14.8%.
Other income in the third quarter of 2006 increased $0.6 million to $1.3 million compared to the same period in 2005. During the third quarter of 2006 the Company recorded $1.2 million of interest income associated with the Company’s short-term investments and a $0.8 million gain on the sale of Palmetto MobileNet (“PMN”). The Company received a final cash payment of $4.2 million from the sale of PMN.
During the third quarter of 2006 the Company settled certain State of North Carolina tax credits that lowered tax expense $0.2 million for the quarter. Net income for the third quarter of 2006 was $5.1 million, or $0.26 per diluted common share, compared to $4.7 million, or $0.25 per diluted common share in the third quarter of 2005.
Year-to-Date Consolidated Results
Consolidated operating revenue for the nine months ended September 30, 2006 increased 3.7% to $132.1 million compared to $127.4 million in the same period last year. The increase in operating revenue was primarily driven by a $2.2 million increase in customer recurring revenue, a $0.6 million increase in roaming and settlement revenue and a $1.6 million increase in access and interconnection revenue. Operating expense for the nine months ended September 30, 2006 increased 3.5% to $115.6 million compared to $111.6 million in the same period last year. The increase in operating expense was mainly due to increases in marketing expense, professional fees and a charge for non-cash compensation expense related to fair value adjustments for CTC stock units held in the Company’s nonqualified deferred compensation plan. Operating income for the nine months ended September 30, 2006 increased 5.1% to $16.5 million compared to $15.7 million in the same period last year.
Net income for the nine months ended September 30, 2006 was $66.5 million, or $3.38 per diluted common share, compared to $10.7 million, or $0.56 per diluted common share for the same period last year. Included in net income for the nine months ended September 30, 2006 was $54.2 million, or $2.76 per diluted common share, related to the sale of PMN’s interests in ten wireless partnerships. Excluding the PMN transaction, earnings per share increased 10.7% to $0.62 per diluted common share from the same nine-month period last year.

Third Quarter 2006 Results by Business Unit
•	ILEC — (“Concord Telephone”)

Concord Telephone’s operating revenue in the third quarter of 2006 decreased 3.3% to $24.4 million from $25.2 million in the same quarter last year. The decrease in operating revenue primarily related to a $0.9 million decrease in telephone system sales compared to the prior year period that included record sales levels due to several large system sales. Operating expense for the third quarter of 2006 decreased 1.9% to $17.9 million from $18.2 million in the third quarter of 2005. The reduction in operating expense was mainly due to a decrease in cost of sales expense related to the lower level of telephone system sales. Operating income for the third quarter of 2006 decreased to $6.6 million from $7.0 million in the same period last year. Operating margin on a sequential quarter basis improved to 26.8% in the third quarter of 2006, which is also an improvement over the year to date 2006 operating margin of 23.7%. Concord Telephone ended the third quarter of 2006 with 107,920 access lines in service.
•	Wireless Service — (“Wireless”)

Wireless operating revenue of $9.5 million in the third quarter of 2006 was relatively flat compared to the same period in 2005. Customer recurring revenue increased $0.2 million, but was offset by a decrease in roaming and settlement revenue related to certain rate reductions. Operating expense in the third quarter of 2006 increased $0.7 million to $9.1 million compared to the third quarter of 2005. The increase in operating expense was primarily attributable to a $0.4 million increase in network expense driven by higher network usage, as well as a $0.2 million increase in commission expense associated with retention and contract renewal programs targeted to reduce customer churn. Operating income in the third quarter of 2006 decreased to $0.4 million from $1.1 million in the same period last year. Wireless ended the third quarter of 2006 with 48,706 subscribers, an 8% increase in customers compared to the third quarter of 2005. Customer churn in the third quarter of 2006 improved to 1.6% from 1.7% in the third quarter of 2005.
•	CLEC

CLEC operating revenue in the third quarter of 2006 increased $0.2 million to $5.0 million compared to the third quarter of 2005. The increase in operating revenue was mainly due to a $0.2 million increase in access and interconnection revenue related to the growth in CLEC lines. The operating loss for the third quarter of 2006 was $0.1 million compared to $0.3 million in the same period last year. CLEC ended the third quarter of 2006 with 34,868 access lines compared to 31,853 access lines at the end of the same quarter last year.

•	Greenfield

Greenfield’s operating revenue in the third quarter of 2006 increased 9.1% to $2.7 million compared to the third quarter of 2005. The increase in operating revenue was attributable to growth in customer recurring revenue driven by a 14% increase in access lines. Operating expense in the third quarter of 2006 increased $0.2 million to $3.3 million compared to the same period last year, due primarily to a $0.2 million increase in depreciation expense. Operating loss was $0.6 million for the third quarter of 2006 and 2005. Greenfield ended the third quarter of 2006 with 16,361 access lines compared to 14,387 access lines in the third quarter of 2005. As of September 30, 2006 the Company had 124 Greenfield projects, which represent a potential of more than 54,500 marketable lines upon completion of the projects.
•	Internet & Data — (“CTC Internet Services”)

CTC Internet Services operating revenue in the third quarter of 2006 increased 18.4% to $3.5 million from $2.9 million in the same period last year, while operating expense decreased 2.3% to $2.4 million from the same quarter last year. DSL revenue increased $0.6 million, or 29.8% to $2.5 million. Operating income in the third quarter of 2006 increased to $1.0 million from $0.4 million in the same quarter last year. CTC Internet Services ended the third quarter of 2006 with 24,544 DSL customers, an increase of 6,623 customers compared to the third quarter of 2005. Dial-up customers declined to 5,132, while high-speed customers increased to 812 at September 30, 2006.
Future Period Guidance
We currently expect operating results to approximate the following during these future periods:
•	4th Quarter 2006
•	Revenue of $43.0 to $44.0 million
•	Operating income of $6.0 to $6.5 million
•	Depreciation expense of $8.0 to $8.1 million
•	Diluted earnings per share of $0.20 to $0.22
•	Capital expenditures of approximately $13 to $15 million
•	Full Year 2006
•	Revenue of $175.0 to $176.0 million
•	Operating income of $22.5 to $23.0 million
•	Depreciation expense of $32.0 to $32.2 million

•	Diluted earnings per share of $0.82 to $0.84, excluding $2.73 related to the estimated full-year impact of the PMN transaction, based on projected full-year diluted weighted average shares outstanding
•	Capital expenditures of approximately $37 to $39 million
CT Communications will host a conference call to discuss the results of the third quarter on Friday, October 27, 2006 at 10:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until November 30, 2006. Additionally, a replay of the call will be available until 5:00 PM ET on Friday, November 3, 2006 at 800-633-8284. Enter access number 21307434.
CT Communications, Inc., headquartered in Concord, N.C., is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including broadband high-speed data services, local and long-distance telephone services, and digital wireless voice and data services.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005.

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		%
	2006	2005	Change
Operating Revenue
ILEC	$24,406	$25,237	(3.3%)
Wireless	9,459	9,521	(0.7%)
CLEC	4,977	4,785	4.0%
Greenfield	2,686	2,463	9.1%
Internet & Data	3,478	2,937	18.4%

Total Operating Revenue	45,006	44,943	0.1%

Operating Expense
ILEC	17,854	18,194	(1.9%)
Wireless	9,077	8,391	8.2%
CLEC	5,074	5,113	(0.8%)
Greenfield	3,273	3,075	6.4%
Internet & Data	2,434	2,492	(2.3%)
Other	648	600	8.0%

Total Operating Expense	38,360	37,865	1.3%

Operating Income	6,646	7,078	(6.1%)

Other Income (Expense)
Investment, Equity Method	—	1,434
Gains, Interest, Dividends	2,020	396
Other Expenses, Principally Interest	(721)	(1,162)

Total Other Income (Expense)	1,299	668

Pre-Tax Income	7,945	7,746

Income Tax Expense	2,825	3,010

Net Income	$5,120	$4,736

Diluted Weighted Average Shares	20,046	18,975

Diluted Earnings Per Share	$0.26	$0.25

CT Communications, Inc.
Consolidated Statements of Income
(Unaudited, in thousands, except per share amounts)

	Nine Months Ended September 30,		%
	2006	2005	Change
Operating Revenue
ILEC	$71,551	$69,912	2.3%
Wireless	28,231	26,976	4.7%
CLEC	14,370	14,641	(1.9%)
Greenfield	7,756	7,181	8.0%
Internet & Data	10,194	8,663	17.7%

Total Operating Revenue	132,102	127,373	3.7%

Operating Expense
ILEC	54,612	53,349	2.4%
Wireless	26,553	24,632	7.8%
CLEC	15,330	15,356	(0.2%)
Greenfield	9,901	9,052	9.4%
Internet & Data	7,334	7,606	(3.6%)
Other	1,843	1,652	11.6%

Total Operating Expense	115,573	111,647	3.5%

Operating Income	16,529	15,726	5.1%

Other Income (Expense)
Investment, Equity Method	90,103	3,982
Gains, Interest, Dividends	4,778	2,073
Impairment on Investments	(876)	(529)
Other Expenses, Principally Interest	(2,593)	(3,693)

Total Other Income (Expense)	91,412	1,833

Pre-Tax Income	107,941	17,559

Income Tax Expense	41,439	6,881

Net Income	$66,502	$10,678

Diluted Weighted Average Shares	19,652	18,986

Diluted Earnings Per Share	$3.38	$0.56

CT Communications, Inc.
Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30,	December 31,
	2006	2005

ASSETS
Cash and Cash Equivalents	$22,280	$23,011
Short-term Investments	94,567	—
Accounts Receivable and Unbilled Revenue, Net	15,722	16,336
Wireless Spectrum Held-for-Sale	—	15,646
Other Assets	9,361	7,220

Current Assets	141,930	62,213

Investment Securities	5,345	5,845
Investments in Unconsolidated Companies	3,823	15,618
Property, Plant and Equipment, Net	199,994	200,179
Other Assets	38,497	37,565

TOTAL ASSETS	$389,589	$321,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$6,250	$15,000
Accounts Payable	8,164	8,482
Customer Deposits and Advance Billings	2,283	2,538
Income Taxes Payable	7,754	2,107
Other Accrued Liabilities	12,208	11,814

Current Liabilities	36,659	39,941

Long-Term Debt	36,250	40,000
Deferred Credits and Other Liabilities	43,937	45,599
Stockholders’ Equity	272,743	195,880

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$389,589	$321,420

CT Communications, Inc.
Customer Information

	September 30,	September 30,	%
	2006	2005	Change

ILEC Access Lines
Business Lines	28,164	28,532	(1.3%)
Residential Lines	79,756	82,511	(3.3%)

Total ILEC Access Lines	107,920	111,043	(2.8%)

CLEC Access Lines	34,868	31,853	9.5%
Greenfield Access Lines	16,361	14,387	13.7%

Total Wired Access Lines	159,149	157,283	1.2%

Wireless Subscribers	48,706	45,285	7.6%

Long Distance Lines
In ILEC	86,279	84,723	1.8%
In CLEC	23,503	24,723	(4.9%)
In Greenfield	10,158	8,080	25.7%

Total Long Distance Lines	119,940	117,526	2.1%

Internet Access Customers
Dial-Up	5,132	7,197	(28.7%)
DSL	24,544	17,921	37.0%
High Speed	812	649	25.1%

Total Internet Access Customers	30,488	25,767	18.3%

Greenfield Projects

		Projected
	Lines in	Marketable	Total
	Service	Lines	Projects

By Year Signed
Previous Years	14,155	40,000	75
2003	1,097	5,000	18
2004	853	4,000	12
2005	129	4,500	13
2006	127	1,000	6

Total	16,361	54,500	124

By Type
Mall	2,608	3,000	3
Single Family Homes	9,738	38,500	69
Multi-Dwelling Units	2,877	11,500	41
Business	1,138	1,500	11

Total	16,361	54,500	124

CT Communications, Inc.
Other Selected Financial Data
(Unaudited, in thousands)
Capital Expenditures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

ILEC	$5,732	$3,921	$12,367	$12,128
Wireless	444	225	1,131	1,692
CLEC	658	348	2,341	1,008
Greenfield	1,371	1,055	4,305	4,058
Internet	348	352	905	950
Other	2,545	326	3,100	739

Total	$11,098	$6,227	$24,149	$20,575

% of Revenue	24.7%	13.9%	18.3%	16.2%
Depreciation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

ILEC	$5,058	$5,040	$15,365	$15,278
Wireless	651	601	1,927	1,681
CLEC	681	635	2,016	1,898
Greenfield	1,034	868	3,003	2,518
Internet	302	431	1,005	1,365
Other	226	334	729	1,008

Total	$7,952	$7,909	$24,045	$23,748

Reconciliation of Reported Results to Normalized Results
For the nine months ended September 30, 2006

		Palmetto
	GAAP	MobileNet*	Normalized

Operating Revenue	$132,102	$—	$132,102
Operating Expense	115,573	—	115,573

Operating Income	16,529	—	16,529
Other Income (Expense)	91,412	(89,164)	2,248

Pre-Tax Income	107,941	(89,164)	18,777
Income Tax Expense	41,439	(34,943)	6,496

Net Income	$66,502	$(54,221)	$12,281

Diluted EPS	$3.38	$(2.76)	$0.62

*	Equity income related to the March 2006 sale of PMN’s ownership interests in ten wireless partnerships.